Exhibit 10.4

May 19, 2017

MURRAY HILL FUNDING II, LLC,

(as Issuer),

MURRAY HILL FUNDING, LLC,

(as Sole Member)

U.S. BANK NATIONAL ASSOCIATION,

(as Trustee)

and

CĪON INVESTMENT MANAGEMENT, LLC

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of May 19, 2017 (this “Agreement”), between:

MURRAY HILL FUNDING II, LLC, a Delaware limited liability company (the “Issuer”);

MURRAY HILL FUNDING, LLC, a limited liability company organized under the laws of the Delaware (the “Sole Member”);

U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (in such capacity, the “Trustee”); and

CĪON INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Collateral Manager”).

WHEREAS:

A.         The Issuer is party to an Indenture dated as of May 19, 2017 between the Issuer and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

B.          The Indenture provides for the authentication, issuance and delivery of Notes to the Holders thereof in an original Aggregate Outstanding Amount up to U.S.$192,307,691. The Issuer intends to use the proceeds of the Notes to purchase, in accordance with the requirements of the Indenture, (a) Portfolio Assets consisting of Loans that satisfy the Asset Eligibility Criteria and (b) Eligible Investments.

C.          The Sole Member is the sole member of the Issuer.

D.        To induce the Holders to purchase the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member is willing to make capital contributions to the Issuer in the circumstances described herein. Accordingly, the parties hereto agree as follows:

1.	Interpretation

Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture. In addition, as used herein, the following terms have the following respective meanings:

Acceptable Loan: A Loan that, at the time of the proposed contribution of such Loan pursuant to this Agreement, the Issuer would be permitted to acquire as a Portfolio Asset pursuant to Section 12.2 of the Indenture, disregarding Section 12.2(a)(ii) (solely to the extent the default referred to therein would be remedied upon contribution to the Issuer of such Loan) of the Indenture.

Advance Value Depreciation: With respect to any sale or other disposition of all or part of a Portfolio Asset by the Issuer, as determined by the Collateral Manager and notified to the Trustee, the Collateral Administrator, UBS and the Sole Member, the greater of (a) zero and (b) the remainder of (i) the Advance Value of such Portfolio Asset (or applicable portion thereof) minus (ii) the product of (A) the Final Market Value of such Portfolio Asset (or applicable portion thereof) multiplied by (B) the Advance Percentage with respect to such Portfolio Asset (or applicable portion thereof).

Advance Value Gain: With respect to any sale or other disposition for Cash consideration of all or part of a Portfolio Asset by the Issuer, as determined by the Collateral Manager and notified to the Trustee, the Collateral Administrator, UBS and the Sole Member, the greater of (a) zero and (b) the remainder of (i) the product of (A) the Final Market Value of such Portfolio Asset (or applicable portion thereof) multiplied by (B) the Advance Percentage with respect to such Portfolio Asset (or applicable portion thereof) minus (ii) the Advance Value of such Portfolio Asset (or applicable portion thereof).

Collateral Change Event: The meaning specified in Section 3 hereof.

Collateral Change Event Notice: A notice from the Collateral Manager on behalf of the Issuer in the form of Exhibit A hereto.

Collateral Change Settlement Date: In the case of a sale, disposition, exchange, substitution or acquisition by the Issuer of a Portfolio Asset, the settlement date for such sale, disposition, exchange, substitution or acquisition.

Collateral Change Trade Date: In the case of a sale, disposition, substitution or acquisition by the Issuer of a Portfolio Asset, the trade date for such sale, disposition, substitution or acquisition.

Expense Contribution Amount: With respect to any Expense Contribution Event, has the meaning given to such term in the definition of “Expense Contribution Event.”

Expense Contribution Event: With respect to any date of determination, the giving of notice by the Trustee to the Sole Member pursuant to Section 10.3(c) of the Indenture that the amount then standing to the credit of the Expense Account is (or will be, after giving effect to the payment of aggregate Administrative Expenses payable, but not yet paid, at any time during a particular Monthly Period) less than U.S.$100,000 (the amount of any such shortfall, the Expense Contribution Amount).

Final Market Value: With respect to any sale or other disposition of all or part of a Portfolio Asset by the Issuer, the net Cash proceeds that will (or would, if not sold for Cash) be received from the sale or other disposition of such Portfolio Asset pursuant to the proposed terms for such sale or disposition as of the Collateral Change Trade Date of the sale or disposition, as shall be determined by the Collateral Manager exclusive of accrued interest and capitalized interest and net of the related Costs of Assignment and notified by the Collateral Manager in writing to the Trustee and Collateral Administrator (with a simultaneous copy to UBS).

Global Master Repurchase Agreement: The TBMA/ISMA Global Master Repurchase Agreement (2000 Version) dated as of May 15, 2017 (including any annex, confirmation and any transaction supplement exchanged thereunder and as amended, modified or otherwise supplemented from time to time) between Murray Hill Funding, LLC and UBS.

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LSTA: The Loan Syndications and Trading Association, Inc. and any successor thereto.

Removed Asset: With respect to any Collateral Change Event:

(a)	in the case of any sale or other disposition or substitution of all or part of a Portfolio Asset, the portion of the Principal Balance of such Portfolio Asset that is being sold, disposed of or substituted; and

(b)	in the case of any acquisition of a Portfolio Asset, the Cash amount that must be paid by the Issuer in order to effect such acquisition.

Repayment: With respect to any repayment of or other reduction in the Principal Balance of any Portfolio Asset (including, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of the applicable Portfolio Asset Obligor to pay any principal owing in respect of such Portfolio Asset), the amount of such repayment or other reduction. Repay and Repaid shall each have the corresponding meaning.

Repayment Date: With respect to any Repayment, the date of such Repayment.

Replacement Asset: With respect to any Collateral Change Event, any one or more of the following (as shall be identified in a Collateral Change Event Notice that satisfies the requirements of Section 3 hereof):

(a)	any Acceptable Loan which the Collateral Manager specifies must be contributed by or on behalf of the Sole Member to the Issuer in connection with such Collateral Change Event;

(b)	any Cash amount which the Collateral Manager specifies must be contributed by or on behalf of the Sole Member to the Issuer in connection with such Collateral Change Event (which contribution shall be made into the Principal Collections Subaccount);

(c)	in the case of any sale or other disposition for Cash proceeds of all or part of a Portfolio Asset, the portion of the applicable Principal Collections which the Collateral Manager specifies must be retained in the Principal Collections Subaccount; or

(d)	in the case of any acquisition for Cash of a Portfolio Asset, any Acceptable Loan that is being acquired.

UBS: UBS AG, London Branch, together with its successors.

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2.          Contribution of Additional Capital in connection with Expense Contribution Event or to comply with Applicable Laws

(a)	With respect to each Expense Contribution Event that occurs during the period from (and including) the Closing Date to (and including) the date on which all of the Notes have been repaid in full and all Administrative Expenses (including anticipated further expenses of the Trustee) have been paid in full, the Sole Member hereby irrevocably commits to contribute additional equity capital to the Issuer in USD Cash by wire transfer in immediately available funds in an amount no less than the applicable Expense Contribution Amount (each such contribution, a Required Expense Equity Contribution).

(b)	Each contribution obligation pursuant to Section 2(a) shall be paid to the Expense Account by no later than 5:00 p.m. (New York City time) on the first Business Day following the Sole Member’s receipt of notice of such Expense Contribution Event.

(c)	The Sole Member shall make such additional capital contributions to the Issuer as necessary for the Issuer to comply with its obligations under Sections 7.5, 7.6 and 7.13 of the Indenture and for any related expenses of the Trustee.

3.           Contribution of Additional Capital and Required Withdrawals in connection with Collateral Change Events and Repayments

(a)	If at any time (x) the Issuer wishes to sell, substitute or otherwise dispose of all or part of a Portfolio Asset pursuant to and in accordance with Section 12.1 of the Indenture, (y) the Issuer wishes to acquire a Portfolio Asset pursuant to and in accordance with Section 12.2 of the Indenture or (z) a modification, amendment or action with respect to a Portfolio Asset results in a change to the classification of a Portfolio Asset (as determined by UBS under the Global Master Repurchase Agreement, provided that UBS has notified Counterparty of such determination) (any such event, a Collateral Change Event), then the Collateral Manager on behalf of the Issuer shall deliver a Collateral Change Event Notice to the Trustee and Collateral Administrator (with a simultaneous copy to UBS) no later than one Business Day prior to the applicable Collateral Change Trade Date, provided that a single Collateral Change Event Notice may be delivered with respect to multiple Collateral Change Events that have the same Collateral Change Trade Date. If the Issuer wishes to (1) sell or otherwise dispose of all or part of a Portfolio Asset on one Collateral Change Date and (2) acquire a Portfolio Asset on a different Collateral Change Date, the Collateral Manager, on behalf of the Issuer, shall deliver a Collateral Change Event Notice with respect to each such Collateral Change Event in accordance with this Section 3(a).

(b)	Each Collateral Change Event Notice relating to a Collateral Change Event described in Section 3(a)(x) and (y) above shall specify one or more Replacement Assets that must be acquired by, or contributed by the Sole Member to, the Issuer with an aggregate Advance Value equal to the Advance Value of the Removed Asset that is the subject of such Collateral Change Event determined as of the date the Collateral Change Event Notice is delivered. Prior to the Collateral Change Settlement Date, the Sole Member shall contribute to the Issuer each Replacement Asset described in clause (a) or (b) of the definition thereof that is identified in any Collateral Change Event Notice in accordance with the requirements of this Section 3.

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(c)	As a condition precedent to the effectiveness of any sale or other disposition of all or any part of a Portfolio Asset, the sale price therefor shall be no less than the expected sale price set forth in the applicable Collateral Change Event Notice.

(d)	In the case of any sale or other disposition for Cash consideration of all or part of a Portfolio Asset:

(i)	if the Advance Value Depreciation of such sale or other disposition is greater than zero, then (A) subject to Section 3(h)(i) below, the Sole Member shall contribute Cash and/or Acceptable Loans as Replacement Asset(s) with an aggregate Advance Value equal to the amount of such expected Advance Value Depreciation (which shall be identified in the applicable Collateral Change Event Notice) (which contribution, if and to the extent that it is comprised of Cash, (I) shall be deposited into the Principal Collection Subaccount and (II) upon receipt thereof by the Trustee on a Business Day, shall be promptly notified by the Trustee to UBS on such Business Day) on the applicable Collateral Change Trade Date and (B) in the case of a sale or disposition, such deposit shall be a condition precedent to such sale or disposition becoming a binding commitment of the Issuer, and

(ii)	if the Advance Value Gain of such sale or other disposition is greater than zero, the Trustee shall, at the direction of the Collateral Manager, transfer the portion of the Principal Collections received in respect of such sale or other disposition in the form of Cash with an Advance Value equal to the amount of such expected Advance Value Gain (as identified to the Trustee by the Collateral Manager) from the Principal Collection Subaccount to the Portfolio Gains Account promptly and in any event no later than the first Business Day following the applicable Collateral Change Settlement Date.

(e)	If any Repayment or other distribution of Cash by a Portfolio Asset Obligor is made in respect of a Portfolio Asset that is being acquired, sold or otherwise disposed of by the Issuer at any time during the period from and including the applicable Collateral Change Trade Date to but excluding the applicable Collateral Change Settlement Date:

(i)	the Collateral Manager shall notify the Trustee, the Sole Member and UBS of (A) any change to the Initial Market Value and Advance Value of any Removed Asset or Replacement Asset specified in the original Collateral Change Event Notice resulting therefrom and (B) any Cash amount that must be contributed or withdrawn by the Sole Member in order to ensure that the adjusted aggregate Advance Value of the Replacement Assets identified in the original Collateral Change Event Notice is equal to the adjusted Advance Value of the Removed Asset identified in the original Collateral Change Event Notice;

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(ii)	the Sole Member shall contribute, or the Sole Member shall instruct the Collateral Manager to direct the Trustee to withdraw, such Cash amount into or from the Principal Collection Subaccount on or prior to the Collateral Change Settlement Date;

(iii)	any amount withdrawn from the Principal Collection Subaccount shall be deposited in the Portfolio Gains Account; and

(iv)	the original Collateral Change Event Notice shall be deemed to have been amended accordingly.

(f)	In the case of any acquisition by the Issuer of a Portfolio Asset with an Advance Value that is less than the Advance Value of the Cash applied to satisfy the aggregate purchase price, the Sole Member shall contribute (or the Sole Member shall direct CION Investment Corporation to contribute, on behalf of the Sole Member) additional Replacement Assets (other than the Portfolio Asset that is being acquired) identified in the related Collateral Change Event Notice and having an aggregate Advance Value equal to such deficiency. The Sole Member shall contribute to the Issuer any such additional Replacement Asset that is (i) a Cash amount into the Principal Collection Subaccount on the applicable Collateral Change Trade Date or (ii) an Acceptable Loan by executing appropriate transfer documentation with (A) a contribution trade date that occurs on the applicable Collateral Change Trade Date and (B) a settlement date that occurs on the Collateral Change Settlement Date and, subject to Section 3(h), any failure by the Sole Member (or CION Investment Corporation, as applicable) to effect the settlement of such contribution in accordance with the foregoing shall constitute a breach of its contribution obligations hereunder.

(g)	In the event that the Sole Member wishes to contribute (or the Sole Member wishes to direct CION Investment Corporation to contribute, on behalf of the Sole Member) one or more Acceptable Loans to the Issuer and the Collateral Manager, on behalf of the Issuer, delivers a Collateral Change Event Notice in connection with a Collateral Change Event that would, if they were all Replacement Assets, otherwise result in the aggregate Advance Value of the Replacement Assets exceeding the Advance Value of the related Removed Asset, the Issuer shall, on the settlement date for such contribution, immediately transfer to the Sole Member, free of payment, a Participation Interest in one or more portion(s) of such contributed Acceptable Loan(s) (as shall be identified in the applicable Collateral Change Event Notice) with an aggregate Advance Value equal to such excess pursuant to and in accordance with Section 12.3(d) of the Indenture such that each such participated portion of such Acceptable Loan shall thereafter constitute a Sold Participation Interest Loan; provided that:

(i)	the Sole Member shall only be entitled to contribute (and the Sole Member shall only be entitled to direct CION Investment Corporation, on behalf of the Sole Member, to contribute) such excess Acceptable Loans if no portion of the pool of Replacement Assets is comprised of Cash; and

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(ii)	for the avoidance of doubt, the Sole Member may not contribute Cash to the Issuer as a Replacement Asset if and to the extent that such contribution would result in the aggregate Advance Value of the Replacement Assets exceeding the Advance Value of the related Removed Asset.

(h)	If for any reason the Collateral Change Settlement Date does not occur in connection with any sale, acquisition or disposition by the Issuer of all or part of a Portfolio Asset:

(i)	the Issuer shall, or the Collateral Manager on behalf of the Issuer shall instruct the Trustee to, promptly withdraw any Cash deposited in the Principal Collection Subaccount pursuant to Section 3(d)(i) above and, as specified by the Issuer, or the Collateral Manager on behalf of the Issuer, (A) pay all or a portion of such amount to the Sole Member or (B) transfer all or any portion of such amount not paid to the Sole Member pursuant to the foregoing clause (A) to the Portfolio Gains Account; and

(ii)	in accordance with Section 3(f)(ii)(B) above, the settlement date for the contribution of any Acceptable Loan by the Sole Member (or by CION Investment Corporation, on behalf of the Sole Member, at the direction of the Sole Member) shall not occur and the Sole Member shall be released from its contribution obligations with respect thereto.

(i)	If a Repayment is made in respect of a Portfolio Asset (other than a Repayment described in Section 3(e) above which shall be dealt with in accordance with the provisions of such Section), then:

(i)	if (A) the Advance Value of such Repayment is greater than (B) the Advance Value of the portion of the Principal Balance of such Portfolio Asset that is being Repaid, the Collateral Manager shall direct the Trustee to transfer a Cash amount with an Advance Value equal to such excess from the Principal Collection Subaccount to the Portfolio Gains Account no later than the first Business Day following the applicable Repayment Date; and

(ii)	if (A) the Advance Value of the portion of the Principal Balance of such Portfolio Asset that is being Repaid is greater than (B) the Advance Value of such Repayment, (1) the Collateral Manager shall promptly notify the Sole Member, the Trustee and UBS and (2) the Sole Member shall contribute a Cash amount with an Advance Value equal to such excess into the Principal Collection Subaccount no later than the first Business Day following the applicable Repayment Date.

(j)	If and to the extent that funds standing to the credit of the Portfolio Gains Account are available therefor, any contribution in the form of Cash required to be made by the Sole Member pursuant to this Section 3 may be made by the Sole Member instructing the Collateral Manager to direct the Trustee to transfer such amount from the Portfolio Gains Account to the applicable Account into which such contribution is required to be made.

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(k)	If any modification, amendment or action with respect to any Portfolio Asset results in a change to the classification of a Portfolio Asset (as determined by UBS under the Global Master Repurchase Agreement, provided that UBS has notified Counterparty of such determination), then the Collateral Manager on behalf of the Issuer shall deliver a Collateral Change Event Notice to the Trustee and Collateral Administrator (with a simultaneous copy to UBS) which shall treat (1) (A) the Portfolio Asset immediately prior to giving effect to such modification, amendment or action as the Removed Asset, (B) the Portfolio Asset immediately after giving effect to such modification, amendment or action as the Replacement Asset and (C) the date of such modification, amendment or action as the Collateral Change Settlement Date and (2) specify the change and the adjustment in Advance Value to such Portfolio Asset resulting from such re-classification in the same manner required for a sale, substitution, disposition or acquisition of a Portfolio Asset as described in Section 3(a) and (b) above. In connection with the foregoing,

(i)	if the Advance Value of the Removed Asset exceeds the Advance Value of the Replacement Asset, on or prior to the Collateral Change Settlement Date, the Sole Member shall contribute Cash and/or Acceptable Loans as Replacement Asset(s) with an aggregate Advance Value equal to the amount of such excess (which shall be identified in the applicable Collateral Change Event Notice) in accordance with the procedures set forth in the last sentence of Section 3(f), and

(ii)	if the Advance Value of the Replacement Asset exceeds the Advance Value of the Removed Asset, the Issuer shall, transfer to the Sole Member, free of payment, a Participation Interest in the Replacement Asset (as shall be identified in the applicable Collateral Change Event Notice) with an Advance Value equal to such excess in accordance with the procedures set forth in Section 3(g).

(l)	Each subsection of this Section 3 shall operate independently such that actions may be required to be taken, and adjustments made, from time to time, under each such subsection. The actions required to be taken, and adjustments to be made under each such subsection of this Section 3 shall take into account the actions taken, and adjustments made, pursuant to other subsections of this Section 3.

4.           Representations and Warranties

(a)	The Sole Member hereby represents and warrants as of the date hereof as follows:

(i)	Status. It is duly organized and validly existing under the law of the jurisdiction of its organization or incorporation and, if relevant under such law, in good standing.

(ii)	Powers. It has the power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and such other documentation and has taken all necessary action to authorize such execution, delivery and performance.

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(iii)	No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its property or any contractual restriction binding on or affecting it or any of its property.

(iv)	Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v)	Obligations Binding. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, rehabilitation, conservation, moratorium or similar laws affecting rights of its creditors generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(vi)	Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(b)	The Sole Member represents to the Trustee and the Liquidation Agent at all times during the period referred to in 2(a) that the Sole Member is the Sole Member of the Issuer.

(c)	The Sole Member at all times during the period referred to in 2(a) (other than with respect to clauses (i), (ii), (iii), (vi)(A), (vi)(B) and (vii) below, in which case, as of the date hereof and as of each Collateral Change Settlement Date) represents and warrants to the Issuer, the Trustee and the Liquidation Agent as follows (with respect to Loans or other assets contributed hereunder both before and after the Closing Date):

(i)	Any Loan or any other asset (including any Acceptable Loan and any other Replacement Asset) contributed by the Sole Member (or by CION Investment Corporation, at the direction of the Sole Member) under this Agreement was originally acquired by the Sole Member for fair value at the time of such acquisition.

(ii)	The Sole Member shall cause itself to be, as of the Closing Date and for as long as any Notes are outstanding, directly or indirectly, an entity disregarded from a U.S. organized entity taxable as a corporation (“Tax Owner”) for U.S. federal tax purposes, and shall not take any action that would result in either itself or the Issuer being classified as a partnership or as an association taxable as a corporation for U.S. Federal tax purposes.

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The Sole Owner further represents that its Tax Owner has timely filed all material Tax returns and reports required to be filed with any governmental authority, and has paid all material Taxes, assessments, fees and other governmental charges levied or imposed by any governmental authority upon it or its properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The Sole Owner also covenants that its Tax Owner will pay all material taxes imposed upon such Tax Owner or any of such Tax Owner’s properties or assets or in respect of any of its income, businesses or franchises, or for which it otherwise is liable, before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such tax or claim need be paid to the extent (i) either the amount thereof is immaterial or the amount or validity thereof is currently being contested in good faith by appropriate proceedings, (ii) adequate reserves in conformity with GAAP with respect thereto have been made or provided therefor and (iii) such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Issuer’s assets or any interest therein.

(iii)	As of the applicable settlement date of the relevant contribution hereunder, the Sole Member (or if CION Investment Corporation, at the direction of the Sole Member is making such contribution on behalf of the Sole Member, CION Investment Corporation) is or was the sole owner with good and marketable title of, and the right to transfer, all Loans and other assets that it contributes to the Issuer hereunder, free and clear of any security interest, lien or other adverse claim. All actions necessary under the law of any relevant jurisdiction (other than United States bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally) and under the terms of the relevant Loan or asset to effect a sale of such Loan or asset (a) to the Sole Member and the subsequent contribution of such Loan or other asset to the Issuer or (b) to the Issuer have been or will have been taken on the date of the relevant sale to the Sole Member and the date of the contribution thereof to the Issuer. Except as otherwise permitted pursuant to this Agreement, no sale of such Loan or asset to the Sole Member or to the Issuer has been, or will be, made by any holder of equity in the Sole Member.

(iv)	With respect to any Loan or any other asset contributed to the Issuer hereunder that was acquired by the Sole Member from any Person, the assignment or other transfer documentation governing such acquisition by the Sole Member from such Person:

(A)	was entered into on arms’ length terms;

(B)	provides for the assignment or other transfer of all of such Person’s right, title and interest in, to and under such Loan or asset (other than interest, fees and similar amounts accrued to or as of the date of assignment or other transfer that are customarily paid to sellers);

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(C)	does not give such Person the option to revoke the relevant assignment or other transfer under any circumstances (whether by a redemption payment or a payment from any other source of funds);

(D)	does not (1) give such Person the right to exercise any continuing control of any kind over the relevant Loan under any circumstances (including with respect to any disposition of such Loan or other asset by the Sole Member or any transferee thereof) or (2) restrict in any matter the ability of the Sole Member (or any transferee thereof) to exercise any control over such Loan or asset, including the right to dispose of such Loan or asset and to exercise voting and other consensual rights in respect of such Loan or asset;

(E)	does not impose an obligation upon or provide a right to such Person to repurchase or reacquire such Loan or asset other than by reason of a material breach of any of the representations, warranties and covenants referred to in the following clause (F);

(F)	does not provide for any other recourse of the Sole Member or the Issuer to such Person (whether with respect to the performance by the relevant obligor(s) under such Loan or asset or otherwise, including collection risk) other than recourse for breach of representations, warranties or covenants and related indemnification obligations of such Person that are substantially similar to (and in any event no more favorable to the Sole Member or the Issuer in any material respect than) the representations, warranties, covenants and indemnities applicable to the seller in standard transfer documentation published by the LSTA;

(G)	does not provide for any future or further payment participation or other consideration of any kind to be paid or delivered to such Person with respect to such Loan or asset (other than interest, fees and similar amounts accrued to or as of the date of assignment or other transfer that are customarily paid to sellers);

(H)	provides for the payment by the Sole Member of the purchase price for such acquisition on or prior to the related settlement date and notification to the obligor on such Loan or other asset of such acquisition; and

(I)	by its terms reflects or is not inconsistent with the parties intent that such assignment was an absolute assignment and transfer. If any of the foregoing representations in this subsection (iv) is untrue for any reason, then to the extent it would cause such representation to be more true or accurate, the Sole Member hereby waives (x) such provision or portion thereof of such assignment or other transfer documentation that causes such representation to be untrue and (y) all rights and remedies of the Sole Member against any Person arising from any such provision or portion thereof (and such Person shall be deemed to constitute an express third party beneficiary of such waiver and is entitled to enforce such waiver without any action or notice or acceptance hereof or reliance hereon, all as if such Person were a party hereto).

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(v)	The Sole Member (A) has made its own independent credit evaluation in order to acquire each Loan or other asset that is contributed hereunder and (B) has not, and will not in the future, rely primarily on the credit of any Person from which it has acquired any Loan or other asset that is being contributed hereunder in making any investment decision with regard to its purchase of such Loan or asset from such Person, but will instead rely primarily on the collectability of such Loan or asset. With respect to each Loan or other asset that is contributed hereunder, any Person from which the Sole Member acquired such Loan or asset (1) has no obligation to pay the Sole Member’s costs of collection of such Loan or asset, (2) has no obligation to pay or reimburse the Sole Member for paying taxes in respect of such Loan or asset that accrue after the transfer thereof to the Sole Member and (3) has no obligation to provide any financing or credit support (whether by guarantee or otherwise) to the Sole Member or the Issuer in respect of such Loan or asset or the Notes.

(vi)	With respect to any Person that is an Affiliate of the Sole Member from which the Sole Member acquires any Loan or asset that is being contributed hereunder:

(A)	the Sole Member has and will continue to have at least one independent director unaffiliated with any such Person or its Affiliates, whose authority will be limited to consenting to a bankruptcy filing by the Sole Member;

(B)	such Person is not under any obligation to pay for the expenses of the Sole Member;

(C)	the Sole Member has not been and will not be referred to as a division or department of such Person;

(D)	the directors of the Sole Member are expected to act in the interests of the Sole Member and, in each case, are not expected to act contrary to those interests at the direction of such Person;

(E)	there should be no difficulty in segregating and ascertaining respective assets and liabilities of the Sole Member and such Person;

(F)	either (1) the Sole Member is not and will not be included in such Person’s consolidated financial statements or (2) such consolidated financial statements will contain a footnote to the effect that such Loan has been either (a) acquired by the Sole Member from such Person or (b) contributed by such Person to the Sole Member;

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(G)	there is no commingling of business functions or of assets between such Person, on the one hand, and the Sole Member, on the other hand, and the activities of the Sole Member are expected to be entirely separate from whatever business activities such Person may otherwise be engaged in;

(H)	no guarantees have been or will be made by such Person with respect to obligations of the Sole Member, and no guarantees have been or will be made by the Sole Member with respect to obligations of such Person;

(I)	there have not been, and there will not be, any transfers of assets between the Sole Member and such Person without formal observance of corporate formalities and all formal legal requirements relating to the Sole Member have been and will be strictly observed; and

(J)	although there may be substantial overlap between the ultimate economic owners of such Person and the ultimate economic owners of the Sole Member, (1) ultimate economic ownership is held through different chains of intermediate ownership vehicles that are organized under different corporate laws, (2) the business conducted by, and the investment results obtained by, such Person are different to that of the Sole Member, and (3) the creditor or creditors of such Person (and its intermediate parent companies) are different to the creditor or creditors of the Sole Member (and its intermediate parent companies).

(vii)	If any Loan or any other asset to be contributed to the Issuer hereunder is or will be acquired by the Sole Member or the Issuer from any Person that is an Affiliate of the Sole Member,

(A)	such acquisition is being or will be made without any intent to hinder, delay or defraud any person to which such Person is or will become indebted on or after the related date of such acquisition; and

(B)	on the date of such acquisition (after proper consideration is given to such Person’s fixed and contingent liabilities), (1) such Person is not insolvent, and such sale of such Loan or asset will not render such Person insolvent, (2) such Person is not engaged in any business or any transaction, and will not be about to engage in any business or any transaction, for which the assets remaining with such Person after such acquisition by the Sole Member will be an unreasonably small amount of capital, (3) such Person neither intends nor believes that it will incur debts beyond its ability to pay such debts as they mature and (4) such acquisition is not being effected with any intent by such Person, the Sole Member or the Issuer to evade any applicable law or public policy.

(viii)	The investment adviser to the Sole Member is registered as such under the Investment Advisers Act of 1940 and transactions among its advisory clients are conducted in a manner consistent with Rule 206(3)-2 thereunder.

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(d)	The Sole Member represents and warrants to the Issuer, the Trustee and UBS as of the date of acquisition by the Issuer of any Loan or any other asset that it acquires (including any Acceptable Loan and any other Replacement Asset contributed by the Sole Member (or by CION Investment Corporation, at the direction of the Sole Member, on behalf of the Sole Member) under this Agreement), that the Sole Member would be entitled to receive all interest payments on such Loan or asset free of U.S. federal or foreign withholding tax or, in the case of foreign withholding tax, would be entitled to receive “gross up” payments that cover the full amount of such withholding taxes, in each case, if they held such Loan or asset directly.

With respect to Loans or other assets contributed hereunder before the Closing Date, all references in this Section 4 to the past, present or future tense shall be deemed to be references to circumstances in effect, respectively, at any time prior to, at the time of, or at any time after, in each case, the applicable Collateral Change Settlement Date.

5.           Covenants

(a)	Each of the Issuer and the Sole Member will from time to time execute and deliver such further documents and do such other acts and things as the Trustee or the Liquidation Agent may reasonably request in order fully to accomplish the purposes of this Agreement.

(b)	The Sole Member will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)	The Sole Member shall ensure that:

(i)	its Constitutive Documents provide that:

(A)	recourse of any creditor of the Sole Member against the Sole Member with respect to the costs, expenses or other liabilities of the Sole Member shall be solely to the assets of the Sole Member (which assets shall not be held out by the Sole Member as being available to satisfy the obligations of others) (provided that the foregoing shall not preclude any separate contractual credit support arrangement with a third party entity in favor of any such creditor that is not precluded by the covenants, and does not conflict with any of the representations, set forth herein);

(B)	the activities and business purposes of the Sole Member shall be limited to acquiring Notes of the Issuer, holding securities, obligations or other assets related to one or more repurchase transactions, holding equity interests in the Issuer and activities reasonably incidental thereto;

(C)	the Sole Member shall not incur any Indebtedness other than Indebtedness (which may be in the form of a repurchase transaction, including without limitation, any repurchase transaction entered into with UBS or one of its Affiliates or in connection with the financing of the treasury securities received from UBS or one of its Affiliates with respect to such repurchase transaction) incurred in connection with the acquisition of Notes of the Issuer;

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(D)	the Sole Member will not create, incur, assume or permit to exist any lien (other than a lien arising by operation of law), charge or other encumbrance on any of its assets, or sell, transfer, exchange or otherwise dispose of any of its assets, or assign or sell any income or revenues or rights in respect thereof except in connection with the acquisition of Notes and related repurchase transactions;

(E)	after paying Taxes and expenses payable by the Sole Member or setting aside adequate reserves for the payment of such Taxes and expenses, the Sole Member will, on a periodic basis not less frequently than semiannually, distribute 100% of the Cash proceeds of the assets acquired by it (net of such Taxes, expenses and reserves);

(F)	the Sole Member will not form or directly own any subsidiary other than the Issuer or directly own any equity interest in any other entity other than equity interests in the Issuer; and

(G)	the Sole Member will not acquire or hold title to any real property or a controlling interest in any entity that owns real property;

(ii)	its Constitutive Documents provide that the Sole Member will:

(A)	maintain books and records separate from any other Person;

(B)	maintain its accounts separate from those of any other Person;

(C)	not commingle its assets with those of any other Person;

(D)	conduct its own business in its own name;

(E)	maintain separate financial statements (if any);

(F)	pay its own liabilities out of its own funds; provided that the Issuer may pay expenses of the Sole Member to the extent that collections on the assets held by the Sole Member are insufficient for such purpose;

(G)	observe all corporate formalities and other formalities in its by-laws and its certificate of incorporation;

(H)	except as otherwise expressly contemplated in the Indenture, the Collateral Management Agreement and this Agreement, maintain an arm's length relationship with its Affiliates;

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(I)	not have any employees other than any Directors or Officers;

(J)	not guarantee or become obligated for the debts of any other person (other than the Issuer) or hold out (including in its financial statements) its credit as being available to satisfy the obligations of others (other than the Issuer);

(K)	not acquire obligations or securities of the Issuer or any Affiliate other than Equity Securities in the Issuer and Notes issued under the Indenture;

(L)	allocate fairly and reasonably any overhead for shared office space;

(M)	use separate stationery, invoices and checks;

(N)	not pledge its assets for the benefit of any other Person (other than the Trustee) or make any loans or advance to any Person other than in connection with repurchase transactions;

(O)	hold itself out as a separate Person;

(P)	correct any known misunderstanding regarding its separate identity;

(Q)	maintain adequate capital in light of its contemplated business operations;

(R)	have its own directors;

(S)	act solely through its duly authorized officers or agents in the conduct of its business;

(T)	cause all its formal written and oral communications, including without limitation letters, invoices, purchase orders, contracts, statements and loan applications, to be made solely in the Sole Member’s own name;

(U)	direct creditors of the Sole Member to send invoices and other statements of account of the Sole Member directly to the Sole Member and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliate to the Sole Member;

(V)	compensate all consultants and agents and Affiliates, to the extent applicable, for services provided to the Sole Member by such employees, consultants and Affiliates, in each case, from the Sole Member’s own funds;

(W)	cause its resolutions, agreements and other instruments authorizing and underlying the transactions described in the Transaction Documents to be maintained by it as official records, separately identified and held apart from the records of any Affiliate;

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(X)	not appoint an Affiliate or any employee of an Affiliate as an agent of the Sole Member (although such Person can qualify as a Director or an officer of the Sole Member); and

(Y)	maintain its valid existence in good standing under the laws of the state of Delaware and maintain its qualification to do business under the laws of such other jurisdictions as its operations require; and

(iii)	its Constitutive Documents provide that the business of the Sole Member shall be managed by or under the direction of a board of at least one director and that at least one such director whose authority will be limited to consenting to a bankruptcy filing by the Sole Member shall be a person who is not at the time of appointment and for the five years prior thereto has not been:

(A)	a direct or indirect legal or beneficial owner of the Collateral Manager, the Sole Member or any of their respective Affiliates (excluding de minimis ownership);

(B)	a creditor, supplier, officer, manager, or contractor of the Collateral Manager, the Sole Member or any of their respective Affiliates; or

(C)	a person who controls (whether directly, indirectly or otherwise) the Collateral Manager, the Sole Member or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Collateral Manager, the Sole Member or any of their respective Affiliates; provided that the Constitutive Documents of the Sole Member shall permit the directors of the Sole Member to be independent directors of other bankruptcy remote special purpose vehicles of the Collateral Manager, the Issuer or their respective Affiliates.

(d)	The Sole Member shall not:

(i)	amend any of the provisions in its Constitutive Documents identified in Section 5(c) above (other than a technical amendment to correct inconsistencies, typographical or other manifest errors, defects or ambiguities that, in each case, (x) does not in any way affect its bankruptcy remote status and (y) could not otherwise reasonably be expected to materially adversely affect any of the Issuer, the Holders, the Collateral or the interests of the Trustee and Issuer therein) without the consent of the Issuer (acting at the direction of a Majority of the Senior Notes); or

(ii)	acquire any Loan or any other asset that is contributed to the Issuer hereunder on terms differing in any material respect from those required under Section 4(c)(iv) above or from a Person that is not organized in any State of the United States of America unless a “true sale” opinion acceptable to UBS has first been obtained from external counsel in the relevant jurisdiction in which such Person is organized.

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(e)	The Sole Member agrees not to propose or pass any resolution to wind up the Issuer or cause the filing of a petition in bankruptcy against or on behalf of the Issuer until the payment in full of all Notes issued under the Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period plus one day, following such payment.

(f)	The Sole Member agrees to treat the Issuer as disregarded as an entity separate from the Tax Owner for U.S. Federal income tax purposes and agrees not to make any election or take any action, or cause the Issuer to make or take such an election or action, that would cause the Issuer to be treated as an association taxable as a corporation for U.S. Federal income tax purposes. The Sole Member agrees to not transfer any membership interests in the Issuer, and not to permit the Issuer to register a transfer or subsequent issuance of any membership interests, if such transfer or subsequent issuance (a) would cause the Issuer to have more than one owner for U.S. Federal income tax purposes or (b) would cause the Issuer to be treated other than as disregarded as an entity separate from the Tax Owner; provided, however, that any transaction under a repurchase agreement entered into in connection with the Notes that results in a change of tax ownership or tax classification shall not constitute a breach of this provision by the Sole Member.

6.           Acknowledgement, Agreement and Consent

(a)	The Sole Member acknowledges, agrees and consents, in connection with Section 15.1(h) of the Indenture, to the assignment described therein and the Sole Member agrees to perform the provisions of the Indenture applicable to the Sole Member subject to the terms of this Agreement.

(b)	The Sole Member acknowledges and agrees that the Issuer is assigning all of its right, title and interest in, to and under this Agreement to the Trustee as representative of the Holders of the Notes and agrees that all of the representations, covenants and agreements made by the Sole Member in this Agreement are also for the benefit of the Trustee and enforceable against the Sole Member by the Trustee.

(c)	The Sole Member will not enter into any agreement amending, modifying or terminating this Agreement (other than an amendment to correct inconsistencies, typographical or other manifest errors, defects or ambiguities) except with the prior written consent of the Liquidation Agent and the Trustee (which shall be given at the direction of the Majority Holders).

(d)	In executing and performing its duties under this Agreement, the Trustee shall have all the rights, benefits, protections, indemnities and immunities afforded to it under the Indenture, including Article 6 thereof.

(e)	The Sole Member shall not amend, or permit the amendment of, the Constitutive Documents of the Issuer without prior written consent of the Trustee and each Holder.

(f)	The Sole Member consents to the filing of a Financing Statement against it in favor of the Issuer and Trustee as secured parties in connection with the transfer of each Portfolio Asset from the Sole Member to the Issuer on the Closing Date and any other Loan transferred from the Sole Member to the Issuer at any time.

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7.           Withholding Taxes

If the Sole Member is required to deduct or withhold any tax from any Expense Contribution Amount, then the Sole Member will pay an amount equal to such shortfall to the Issuer in accordance with Section 2 hereof. Upon the making of any such payment, the Issuer agrees that the Sole Member will be fully subrogated to the rights of the Issuer to receive any tax refund or other similar payment with respect to such withholdings or deductions, and any such amounts (if and when received by the Issuer) shall be promptly paid to the Sole Member, free and clear of the lien of the Indenture.

8.           Waiver; Survival

(a)	No failure on the part of either party or any third party beneficiary hereof to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(b)	The obligations of the parties under this Agreement will survive until the payment in full of the Notes and all Administrative Expenses have been paid in full (in each case subject to and in accordance with the terms and conditions of the Indenture, including, without limitation, Section 2.7(g) thereof).

(c)	This Agreement shall terminate on such date that the Notes have been repaid in full and all Administrative Expenses have been paid in full (in each case subject to and in accordance with the terms and conditions of the Indenture, including, without limitation, Section 2.7(g) thereof).

9.           Notices

All notices and other communications in respect of this Agreement (including, without limitation, any modifications of, or requests, waivers or consents under, this Agreement) shall be given or made to a party at its address specified in Section 14.3 of the Indenture. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by facsimile in legible form or by e-mail transmission to any address previously furnished in writing to the other parties hereto and third party beneficiaries hereof by a party hereto.

10.         Amendments; Successors; Assignments

(a)	No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by e-mail (PDF) or facsimile transmission) and executed by each of the parties with the prior written consent of the Liquidation Agent and the Trustee (which shall be given at the direction of the Majority Holders) (other than an amendment to correct inconsistencies, typographical or other manifest errors, defects or ambiguities).

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(b)	This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed and delivered in counterparts (including by e-mail (PDF) or facsimile transmission), each of which will be deemed an original.

(c)	This Agreement shall be binding upon and inure to the benefit of the Sole Member and the Trustee and their respective successors and permitted assigns.

(d)	Except as provided in Section 10(c), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by any party without the prior written consent of the other parties (and in the case of the Trustee, such consent to be given at the direction of the Majority Noteholders) and the Liquidation Agent. Any purported transfer that is not in compliance with this Section 10 will be void.

11.          Governing Law; Submission to Jurisdiction; Etc.

(a)	Governing Law. This Agreement, shall be construed in accordance with, and this Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

(b)	Submission to Jurisdiction. With respect to Proceedings relating to this Agreement, each party irrevocably (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in New York City and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

12.          Waiver of Jury Trial

EACH OF THE SOLE MEMBER, THE ISSUER, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

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13.          Contributions

The Sole Member and the Issuer hereby acknowledge and agree that this Agreement is not a contract (a) to issue a security of the Issuer or (b) to make a loan or to extend other debt financing or financial accommodations to or for the benefit of the Issuer, as referenced in Section 365(e)(2)(B) of the United States Bankruptcy Code, as amended. Each of the Sole Member, on behalf of itself, and the Issuer further acknowledges and agrees that the transactions contemplated by this Agreement are made for reasonably equivalent value. The Sole Member represents to the Trustee and to the third party beneficiary hereof that neither the Issuer nor the Sole Member is insolvent at this time, will not be rendered insolvent by this Agreement and do not intend by the transactions contemplated in this Agreement to incur debts beyond their ability to repay those debts.

14.          Severability

If any term, provision, covenant or condition of this Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement, as the case may be, so long as this Agreement, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

15.          Benefits of Agreement

Each of UBS and the Liquidation Agent shall be an express third party beneficiary of (i) each agreement, covenant and obligation in this Agreement (including, without limitation, any right to make a determination, receive a notice, report or certificate, make a request, give consent or direct a disposition expressed as being exercisable by the Issuer, UBS or Liquidation Agent hereunder) and (ii) the representations and warranties made under Section 4 of this Agreement. Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, UBS and the Liquidation Agent, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MURRAY HILL FUNDING II, LLC,
as Issuer

By:	MURRAY HILL FUNDING, LLC,
as Sole Member

By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

MURRAY HILL FUNDING, LLC,
as Sole Member

By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

CONTRIBUTION AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

CĪON INVESTMENT MANAGEMENT, LLC,
as Collateral Manager

By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

CONTRIBUTION AGREEMENT

Acknowledged by the following as a third party beneficiary:

UBS AG, LONDON BRANCH,
as Liquidation Agent

By:	/s/ Trevor Spencer
Name: Trevor Spencer
Title: Authorized Signatory

By:	/s/ Ben Stewart
Name: Ben Stewart
Title: Authorized Signatory

CONTRIBUTION AGREEMENT

Exhibit A [Note: Exhibit to be included if Collateral Change Events are included]

Form of Collateral Change Event Notice

U.S. Bank National Association,

as Trustee (the Trustee) and Collateral Administrator (the Collateral Administrator)

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: Global Corporate Trust Services – Murray Hill Funding II, LLC

Email: gayle.filomia@usbank.com

With a simultaneous copy to:

UBS AG, London Branch

100 Liverpool Street, London EC2M 2RH

Credit Risk Control - Documentation Unit/Legal Department

Facsimile: +44 20 7567 4406 / +44 20 7568 9247

E-mail: OL-Structured-Financing-Group@ubs.com

With copies to: E-mail: OL-CTM@ubs.com; sh-coll-stm-otc@ubs.com

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Contribution Agreement, dated as of May 19, 2017 (as amended, restated or otherwise modified from time to time, the Contribution Agreement) between Murray Hill Funding II, LLC (the Issuer), Murray Hill Funding, LLC (the Sole Member), the Trustee, and CĪON Investment Management, LLC (the Collateral Manager). Capitalized terms used but not defined herein shall have the meanings given them in the Contribution Agreement.

This notice is given pursuant to Section 3(a) of the Contribution Agreement, whereby the Collateral Manager on behalf of the Issuer specifies to the Trustee and the Collateral Administrator the following information (to the extent applicable pursuant to the terms of the Contribution Agreement):

[Specify the following for each Collateral Change Event]

Exhibit A

Collateral Change Trade Date	Advance Value of Removed Asset	Total Advance Value Added	Amount of Sale Proceeds Collections that need to be transferred to the Portfolio Gains Account (if applicable)

Identity of each Removed Asset	Type of each Removed Asset	Advance Percentage with respect to each Removed Asset	Expected Sale Price of each Removed Asset (N/A if Cash)	Principal Balance of each Removed Asset (N/A if Cash)	Initial Market Value of each Removed Asset	Advance Value of each Removed Asset	Final Market Value of each Removed Asset	Amount of any Advance Value Depreciation or any Advance Value Gain that will be realized in respect of any sale or other disposition of each Removed Asset

Identity of each Replacement Asset	Type of each Replacement Asset	Advance Percentage with respect to each Replacement Asset	Principal Balance of each Replacement Asset (N/A if Cash)	Portion of any contributed Acceptable Loan that will not constitute a Replacement Asset in respect of which Participation Interest must be sold (if applicable)	Initial Market Value of each Replacement Asset (net of any Sold Participation Interest Loan)	Advance Value of each Replacement Asset

This notice shall be deemed to constitute instructions to the Trustee and the Collateral Administrator to make the transfers indicated herein to the Portfolio Gains Account.

Submission of this notice bearing the Collateral Manager’s electronic signature shall constitute effective delivery hereof. This notice shall be construed in accordance with, and this notice and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this notice shall be governed by, the law of the State of New York.

Exhibit A